PRE-PAID LEGAL SERVICES, INC.
                              321 East Main Street
                                  P. 0. Box 145
                            Ada, Oklahoma 74821-0145


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE HOLDERS OF SHARES OF COMMON STOCK:

          The Annual Meeting of Shareholders of PRE-PAID LEGAL SERVICES, INC. (the "Company") will be held in the Seminar Center at Pontotoc Area VoTech School at 601 West 33rd Street in Ada, Oklahoma, on Friday, May 12, 2000, at 1:00 p.m., local time, for the following purposes:

(1) To elect three members to the Company's Board of Directors.

(2) To approve the amendment of the Company's Stock Option Plan to increase the maximum number of shares of Common Stock in respect of which options may be granted under the Stock Option Plan from 1,000,000 shares to 2,000,000 shares.

(3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

         The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the bylaws.

         Shareholders of record of Common Stock at the close of business on March 24, 2000 are entitled to notice of, and to vote on all matters at, the Annual Meeting. A list of all shareholders will be available for inspection at the Annual Meeting and, during normal business hours the ten days prior thereto, at the offices of the Company, 321 East Main Street, Ada, Oklahoma.


                            BY ORDER OF THE BOARD OF DIRECTORS

                            /s/ KATHRYN WALDEN
                            -------------------------
                            Kathryn Walden, Secretary


Ada, Oklahoma
March 31, 2000

Please Sign The Enclosed Form Of Proxy And Return It Promptly In The Envelope Enclosed For That Purpose. You May Nevertheless Vote In Person If You Do Attend The Meeting.

                                 PROXY STATEMENT
                          PRE-PAID LEGAL SERVICES, INC.
                              321 East Main Street
                                  P. 0. Box 145
                            Ada, Oklahoma 74821-0145

                       2000 ANNUAL MEETING OF SHAREHOLDERS

         The following information is furnished in connection with the 2000 Annual Meeting of Shareholders of PRE-PAID LEGAL SERVICES, INC. (the "Company") to be held in the Seminar Center at Pontotoc Area VoTech School at 601 West 33rd Street in Ada, Oklahoma, on Friday, May 12, 2000, at 1:00 p.m., local time. This Proxy Statement and accompanying materials will be mailed on or about March 31, 2000 to holders of record of Common Stock as of the record date.

         The record date for determining shareholders entitled to notice of the Annual Meeting and to vote has been established as the close of business on March 24, 2000. On that date, the Company had 22,554,143 shares of Common Stock, par value $.01 per share, outstanding and eligible to vote, exclusive of treasury stock. Holders of record of the Company's Common Stock on the record date will be entitled to one vote for each share held on all matters properly brought before the Annual Meeting.

         The Board of Directors of the Company is soliciting the enclosed proxy. All costs of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone, telecopy or personal interview by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company will, upon request, reimburse such persons for their reasonable expenses in forwarding proxy materials to beneficial owners.

         Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company a later dated proxy. Written revocations and later dated proxies should be sent to PRE-PAID LEGAL SERVICES, INC., P. O. Box 145, Ada, Oklahoma 74821-0145, Attention: Kathryn Walden, Secretary.

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of nine members and is divided into three classes equal in size, with the term of office of one class expiring each year. The Board of Directors has nominated and proposes that Kathleen S. Pinson, David A. Savula and John W. Hail, whose terms as directors expire as of the Annual Meeting of Shareholders for 2000, be re-elected for three-year terms as directors.

         The election of directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received by the Board of Directors of the Company will be voted, in the absence of instructions to the contrary, FOR the re-election of Kathleen S. Pinson, David A. Savula and John W. Hail to the Board of Directors.

         Should the nominees for election to the Board of Directors be unable to serve for any reason, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees in which event all proxies received without instructions will be voted for the election of such substitute nominees. However, to the best knowledge of the Board of Directors of the Company, the named nominees will serve if elected.

         The  following  is  certain  information  about  each  director  of the
Company:

 Name                          Age            Director Since        Term Expires
 ----                          ---            --------------        ------------
Kathleen S. Pinson              47                  1990                 2000
David A. Savula                 52                  1998                 2000
John W. Hail                    69                  1998                 2000
Shirley A. Stonecipher          59                  1998                 2001
Peter K. Grunebaum              66                  1980                 2001
Randy Harp                      44                  1990                 2001
Harland C. Stonecipher          61                  1976                 2002
Wilburn L. Smith                59                  1997                 2002
Martin H. Belsky                55                  1998                 2002


Kathleen S. Pinson
         Ms. Pinson was named Controller of the Company in May 1989 and has been a Vice President of the Company since June 1982. Ms. Pinson has been employed by the Company since 1979 and has been the chief accounting officer since 1982. Ms. Pinson is a Certified Public Accountant.

David A. Savula
         Mr. Savula has been active in the marketing division of the Company as an independent contractor since 1992. Prior to his involvement with the Company, Mr. Savula developed extensive multilevel marketing experience, both in the U.S. as well as Canada, with other multilevel marketing companies.

John W. Hail
         John W. Hail is the founder of Advantage Marketing Systems, Inc. and has served as Chief Executive Officer and Chairman of the Board of Directors of Advantage Marketing Systems, Inc. since its inception in June 1988. From July 1986 through May 1988, Mr. Hail served as Executive Vice President, Director and Agency Director of the Company and also served as Chairman of the Board of Directors of TVC Marketing, Inc., which was the exclusive marketing agent of the Company from April 1984 through September 1985.

Shirley A. Stonecipher
         Mrs. Stonecipher has been involved with the Company since its inception in 1972 as an advisor to her husband, Harland C. Stonecipher. Mrs. Stonecipher has attended most major Company-sponsored marketing rallies over the past 25 years and has been involved with certain specific marketing initiatives, such as the First Ladies Club aimed at providing recognition for the wives of marketing associates.

Peter K. Grunebaum
         Mr. Grunebaum is currently Managing Director of Fortrend International, an investment firm headquartered in New York, New York, a position he has held since 1989. He also serves as a director of Prime Succession, Inc.

Randy Harp
         Mr. Harp was named Chief Financial Officer in March 1990 and Chief Operating Officer in March 1996. Mr. Harp is a Certified Public Accountant.

Harland C. Stonecipher
         Mr. Stonecipher has been the Chairman of the Board of Directors of the Company since its organization in 1976 and served as Chief Executive Officer until March 1996 and since February 1997. Mr. Stonecipher also served as President of the Company at various times through January 1995. Mr. Stonecipher also serves as an executive officer of various subsidiaries of the Company and as a director of Advantage Marketing Systems, Inc. Mr. Stonecipher is employed pursuant to an employment agreement which, unless sooner terminated, expires on June 30, 2003, with the Company retaining the right to extend the agreement for up to ten additional years.

Wilburn L. Smith
         Mr. Smith has been active in the marketing division of the Company since 1980 and was named Vice President of Marketing and Agency Director in July 1990. Mr. Smith served as a director of the Company from March 1993 to October 1995. In April 1997, the Board of Directors appointed Mr. Smith as the Company's President and he was elected by the Board of Directors to serve again as a director of the Company.

Martin H. Belsky
         Mr. Belsky, currently Dean and Professor of Law at the University of Tulsa College of Law, teaches courses in constitutional law, ethics, interna-tional law, and oceans policy. Previously, Mr. Belsky was Dean and Professor of Law at Albany Law School from 1986 to 1995.


Board Meetings and Committees

         The Board of Directors held four meetings during the year ended December 31, 1999. During such year all directors attended at least 75% of the meetings of the full Board and the committees on which they served.

         The Board of Directors has established an Executive Committee consisting of Messrs. Stonecipher, Harp and Grunebaum and an Audit Committee consisting of Messrs. Grunebaum and Belsky. The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by law. The Audit Committee makes recommendations to the Board of Directors concerning the selection of and oversees the Company's relationship with its independent auditors and reviews with the independent auditors the scope and results of the annual audit. The Audit Committee also reviews financial statements and reports including proxy statements, Forms 10-K and Forms 10-Q, reviews all significant financial reporting issues and practices and monitors internal control policies. The Audit Committee held four meetings during 1999. The Board of Directors does not have standing nominating or compensation committees.

         Harland C. Stonecipher and Shirley A. Stonecipher are husband and wife. No other family relationships exist among the directors or executive officers of the Company.


Compensation of Directors

         Directors who are also employees of the Company or its subsidiaries receive no additional compensation for their services as directors. Non-employee directors of the Company receive $500 per meeting attended. Under the Company's Stock Option Plan, each non-employee director also receives on March 1 of each year options to purchase 10,000 shares of Common Stock. These options are immediately exercisable as of the date of grant as to one-fourth of the shares covered by the options and vest in additional one-fourth increments on the following June 1st, September 1st and December 1st in the year of grant, subject to continued service by the non-employee director during such periods. Options granted to non-employee directors under the Stock Option Plan have an exercise price equal to the closing price of the Common Stock on the date of grant as reported by the New York Stock Exchange (American Stock Exchange prior to May 13, 1999) and expire five years from the date of grant.

         The Board of Directors recommends that the shareholders vote "FOR" the re-election of Kathleen S. Pinson, David A. Savula and John W. Hail to the Board of Directors.

                                  PROPOSAL TWO
                    APPROVAL OF AMENDMENT TO INCREASE SHARES
                             UNDER STOCK OPTION PLAN

         The Company's Stock Option Plan (the "Plan") is intended to promote and advance the interests of the Company and its shareholders by providing a means for the Company to encourage stock ownership by directors, officers and employees of the Company and its subsidiaries in order to increase the proprietary interests of such persons in the growth and financial success of the Company.

         The Board of Directors has adopted, subject to shareholder approval, an amendment to the Plan to increase the maximum number of shares of Common Stock in respect of which options may be granted under the Plan from 1,000,000 shares to 2,000,000 shares. The amendment was adopted in order to ensure that the Company will continue to have appropriate equity incentive and compensation opportunities for its directors, officers, and employees. The Board of Directors considers the Company's ability to offer competitive compensation opportunities, including long-term equity based compensation in the form of stock options, as an important component of the Company's management retention and strategy.

Description of the Plan

         Administration. The Plan is administered by the Board of Directors of the Company. The Board has the authority to appoint a committee ("Committee") of not less than two members of the Board to administer the Plan and to make determinations concerning the granting of options thereunder. The Board may appoint and remove members of the Committee as it sees fit from time to time. The Board or Committee has sole authority to determine the persons who shall participate in the Plan and the extent of their participation and to construe and interpret provisions of the Plan and any option granted thereunder. No member of the Board or Committee will be liable for any action or determination made in good faith, and such members will be entitled to indemnification and reimbursement in the manner provided in the Company's Certificate of Incorporation, or as otherwise permitted by law.

         Shares Subject to the Plan. The maximum number of shares of Common Stock reserved for issuance under the Plan and in respect of which options may be granted pursuant to the terms of the Plan will be increased by the proposed amendment from 1,000,000 shares to 2,000,000 shares. These shares consist of authorized but unissued shares or treasury shares held by the Company. This number is subject to appropriate equitable adjustment in the event of any subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company. In the event that any outstanding option under the Plan for any reason expires or is terminated prior to the end of the period during which options may be granted, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to options granted under the Plan.

         Eligibility. Persons eligible to participate in the Plan consist of such directors, officers and employees of the Company and its subsidiaries as the Board or Committee may determine from time to time. There is no limit to the total number of eligible persons to whom options may be granted under the Plan. The Board or Committee will determine in accordance with the Plan the persons to whom option awards are granted, the size of any option awards and the conditions applicable thereto.

         Exercise of Options. Options may be exercised solely by the optionee during the optionee's lifetime at the rate of 20% of the number of shares covered thereby per year beginning one year from the date of grant, unless otherwise provided by the Board or Committee at the time the option is granted. After becoming exercisable, options granted under the Plan may be exercised, in whole or in part, at any time prior to the expiration or termination of the options. The exercise price of options granted under the Plan is determined by the Board or the Committee, but may not be less than the fair market value of the Common Stock on the date of grant of the option. The exercise price of options granted under the Plan must be paid upon the exercise of the option and may be paid in cash or, if so determined by the Board or the Committee, the exercise price may be paid in property or installment payments.

         Nontransferability. Options granted under the Plan are not assignable or transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

         Effect of Death, Termination of Employment and Retirement. If an optionee dies while employed by the Company at a time when the optionee is entitled to exercise an option granted pursuant to the Plan, then at any time or times within 12 months after the optionee's death the options may be exercised by the optionee's estate, personal representative, beneficiary or other person upon whom such right devolves by will or the laws of descent and distribution, and except as so exercised, will expire at the end of such 12-month period. If the optionee's employment is terminated as a result of a violation of law or for cause, the optionee's options whether or not then exercisable will terminate immediately. If the termination is for a reason other than a violation of law or for cause, the optionee will have the right to exercise his or her options at any time within 30 days after such termination, except if the termination is as a result of retirement as described below. In the event an optionee's termination of employment is as a result of retirement with the consent of the Company, the optionee will have the right to exercise his or her option within three months after retirement to the extent exercisable on the day of retirement. However, in any event, no option may be exercised after its expiration date set forth in the applicable option agreement.

         Option Awards to Non-Employee Directors. Each member of the Board of Directors who is not an employee of the Company (a "Non-Employee Director") is eligible to receive option grants under the Plan on the same basis as other eligible persons. In addition, each Non-Employee Director receives annual grants of stock options to purchase 10,000 shares of Common Stock on March 1st of each year during the term of the Plan, subject to there being at the time of any such grant sufficient remaining shares of Common Stock available for awards under the Plan. The purchase price for each share placed under an annual option grant for a Non-Employee Director is equal to 100% of the fair market value of such share on the date the option is granted. No options will be granted to a Non-Employee Director after any date that the Non-Employee Director ceases to be a director of the Company. All stock options granted to a Non-Employee Director shall consist of options that do not qualify as incentive stock options under the Code.

         Except as otherwise provided in the Plan, the annual option grants to Non-Employee Directors are fully vested and immediately exercisable as to 2,500 shares on the date of grant and will become vested and exercisable in additional increments of 2,500 shares on June 1, September 1, and December 1 in the year the option is granted; provided however, that it is a condition to the vesting of each incremental portion of the option that the Non-Employee Director continue to be a Non-Employee Director of the Company through the applicable vesting date. The period during which such Non-Employee Director options may be exercised is 5 years from the date of grant, subject to earlier termination as provided in the Plan.

         Recapitalization or Reorganization. In the event of a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares effected without receipt of consideration by the Company, the number of shares covered by each outstanding option and the price of each outstanding option will be proportionately adjusted.

         Subject to any required action by the shareholders, if the Company is a party to a merger or consolidation which does not result in a change of control of the Company, any option granted under the Plan will apply to the securities to which a holder of the number of shares of Common Stock subject to the option would have been entitled. If, however, the Company dissolves, liquidates, or is reorganized in a manner which results in a change in control of the Company, or in the event of a tender or exchange offer which results in a change in control of the Company, the Board or Committee will determine: (i) whether all or any part of the unexercised portion of any option outstanding under the Plan will terminate; (ii) whether the options will become immediately exercisable; or
(iii) whether such options may be exchanged for options covering securities of any surviving or resulting corporation, subject to the agreement of any such surviving or resulting corporation, on terms and conditions substantially similar to options under the Plan.

         Modification and Termination of the Plan. The Board of Directors may from time to time amend, alter, suspend, or discontinue the Plan or alter or amend (including any decrease of the option price by cancellation and substitution of options or otherwise) any and all options granted thereunder. However, the Board may not, without shareholder approval, alter the Plan so as to (i) materially increase the benefits accruing to participants under the Plan;
(ii) materially increase the number of securities which may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan. Additionally, no amendment may affect any then outstanding options or unexercised portions thereof without the consent of the optionee. The Plan will terminate on December 12, 2005, except with respect to awards then outstanding.

         Special Provisions Applicable to Incentive Stock Options. The Board or the Committee will determine at the time of any option grant whether such option will be an incentive stock option intended to qualify under Section 422 of the Internal Revenue Code or a nonstatutory stock option. Options granted to Non-Employee Directors will not qualify as incentive stock options. Incentive stock options granted pursuant to the Plan will comply with all the previously mentioned provisions of the Plan modified by the following special terms and conditions:

                  (i) Eligibility. Persons eligible to receive incentive stock options are employees (including officers and directors who are employees) of the Company or its subsidiaries only.

                  (ii) Limitations on Aggregate Value of Shares Subject to Incentive Stock Options. The aggregate fair market value as of the date of the grant of shares with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year will not exceed $100,000.

                  (iii) Term of Incentive Stock Options. Each Incentive stock option granted under the Plan will not be exercisable more than 10 years from the date the option is granted.

                  (iv) Limitations for Certain Shareholders. Any person who owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries may not receive an incentive stock option under the Plan, unless at the time the option is granted to such person the exercise price is at least 110% of the fair market value of the shares covered by the option and the option is not exercisable after the expiration of five years from the date of the grant.

         Federal Income Tax Consequences. An optionee receiving an option qualifying as an "incentive stock option" under Section 422 of the Internal Revenue Code will not recognize taxable income upon the grant or exercise of the option. Upon disposition of the shares acquired, the optionee will recognize a capital gain or loss based on the difference between the amount realized and the option price, assuming certain holding period requirements are satisfied and the shares are held as a capital asset. However, alternative minimum tax may be applicable. The Company will not receive any tax deduction in connection with the grant or exercise of an incentive stock option or, assuming the holding period requirements are satisfied, sale of the shares by an optionee.

         An optionee receiving a nonstatutory stock option will not recognize taxable income on the grant of an option, but will be deemed to have received ordinary income on the exercise of an option equal in amount to the difference between the fair market value of the shares acquired as of the date of exercise and the option price. The Company will be entitled to a tax deduction at the same time in the same amount. An optionee's tax basis in the shares acquired will be equal to the fair market value of the shares as of the date of exercise for purposes of measuring any gain or loss on subsequent disposition of the shares.

Summary of Award Activity Pursuant to the Plan

         The following table indicates as of March 24, 2000 the number of shares authorized for issuance under the Plan (including the proposed increase in the authorized number of shares), the aggregate number of shares subject to outstanding awards (net of cancellations), the number of shares issued pursuant to prior awards, and the number of shares available for future awards (including the proposed increase in the authorized number of shares):



                         Subject to Outstanding                        Available for Future
 Authorized (including       Awards (net of       Issued Pursuant to    Awards (including
  proposed increase)        cancellations)(1)        Prior Awards        proposed increase)
 ---------------------   ----------------------   ------------------   --------------------
     2,000,000                   741,000                455,500                803,500
-----------------------

(1) Includes options to purchase 602,000 shares of Common Stock granted to executive officers and eligible employees of the Company at exercise prices ranging from $9.25 to $43.13 per share. The exercise prices of such options are 100% of the market value of the Common Stock on the date of grant. The expiration dates of such options range from December 2000 to April 2004. Of such options, 527,000 were granted to executive officers of the Company and 75,000 were granted to employees of the Company other than executive officers. Also includes 139,000 options granted to Non-Employee Directors pursuant to the annual grant provisions described above at exercise prices ranging from $8.13 to $42.13 per share.

         The number of shares subject to outstanding awards plus the number issued pursuant to prior awards exceeds the existing Plan limit by 196,500 shares. This was inadvertent. The approval of the amendment to the Plan will also constitute a ratification of the existing grants of options for 196,500 shares in excess of the Plan limit. If the amendment to the Plan is not approved, these options will remain outstanding under the same terms and will be deemed to have been granted outside the Plan and without shareholder approval.

         Based on the closing sale price of the Common Stock as reported by the New York Stock Exchange on March 24, 2000 of $31.50 per share, the market value of the total number of shares of Common Stock previously issued pursuant to exercise of option awards under the Plan was $14.3 million, the market value of shares underlying outstanding awards under the Plan was $23.3 million and the market value of shares available for future awards (including the proposed increase in the number of shares authorized for issuance under the Plan) was $25.3 million.

Consequences of Non-Approval

         If the proposed amendment of the Plan is not approved by the shareholders, no further awards will be made pursuant to the Plan. In addition, as described above, option awards granted under the Plan in excess of the existing Plan limit will remain outstanding under the same terms and be deemed to have been granted outside the Plan and without shareholder approval. Such options will not qualify as incentive stock options.

Recommendation

         Provided that the shareholders approve the proposed amendment of the Plan, the increased number of shares will be available for awards to all eligible participants in the Plan. Except as described above in connection with the annual awards to Non-Employee Directors and with respect to ratification of existing awards, the Board of Directors has not at this time considered or approved any future awards under the Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.


         The Board of Directors recommends that the shareholders for "FOR" the proposed amendment to increase the number of shares under the Stock Option Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers
        Name                                Position
------------------------     ---------------------------------------------------
Harland C. Stonecipher       Chairman of the Board of Directors and
                              Chief Executive Officer
Wilburn L. Smith             President
Randy Harp                   Chief Operating Officer and Chief Financial Officer
Kathleen S. Pinson           Vice President and Controller


         Each of the executive officers of the Company is also a director of the Company. For descriptions of the business background and other information concerning the executive officers, see "Election of Directors" above.


Executive Compensation

         The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during the twelve months ended December 31, 1999, 1998 and 1997 to the chief executive officer and to each other person serving as an executive officer of the Company as of December 31, 1999 whose compensation exceeded $100,000 during 1999. Such individuals are referred to herein as the "named executive officers."

                                             Summary Compensation Table

                                                                      Long Term
                                    Annual Compensation              Compensation
                                    -------------------              ------------

                                                                     Securities
                                                                     Underlying          All Other
  Name and Principal Position      Year     Salary     Bonus (1)       Options        Compensation (2)
  ---------------------------     ------   --------   -----------   ------------     ------------------

Harland C. Stonecipher..........    1999   $157,755    $  947,720        100,000          $12,274
   Chairman of the Board and        1998    157,755       654,835        100,000           12,554
   Chief Executive Officer          1997    157,755       419,555        100,000           12,811

Wilburn Smith...................    1999          -     1,075,742              -            5,250
   President                        1998          -       871,122         30,000            5,250
                                    1997          -       682,468              -            5,250


Randy Harp......................    1999    120,865        40,000         50,000            3,900
   Chief Operating Officer and      1998    129,615        40,000         50,000            3,900
   Chief Financial Officer          1997    107,169        20,000         50,000            3,900

-------------


(1) Bonus to Mr. Stonecipher consists primarily of override commissions earned by Mr. Stonecipher pursuant to his employment agreement with the Company of $213,467, $156,339 and $109,424 during 1999, 1998 and 1997, respectively, and override commissions earned by Mr. Stonecipher with respect to commissions earned by PPL Agency, Inc., a Company affiliated insurance agency, of $46,493, $38,306 and $49,907 during 1999, 1998 and 1997, respectively. Additionally, Mr. Stonecipher received $687,760, $460,190 and $259,830 during 1999, 1998 and 1997 representing a payment of $10 for each marketing associate who participated in the Company's "Fast Start to Success" training program which commenced in January 1997. See "Executive Compensation and Other Information-Employment Contracts and Termination of Employment and Change-in-Control Arrangements" and "Certain Relationships and Related Transactions."

     Bonus to Mr. Smith consists of override commissions and other fees paid with respect to commissions earned by, and new sales associate sponsorships within, the Company's multilevel marketing sales force. The amounts indicated for Mr. Smith do not include any amounts received by Mr. Smith as a result of his equity ownership in certain entities which are not affiliated with the Company but which are engaged in the marketing of the Company's legal service memberships and earn commissions from sales of memberships. See "Certain Relationships and Related Transactions."

     Bonus to Mr. Harp consisted of a performance bonus based upon the achieve-ment by the Company of certain earnings per share goals.

(2) All Other Compensation of Mr. Stonecipher includes $5,964, $6,244 and $6,501 for the years 1999, 1998 and 1997, respectively, relating to the time value of premiums paid pursuant to a certain split dollar life insurance agreement that provides for such premiums to be refunded to the Company upon Mr. Stonecipher's death, and also includes $6,310 for each year representing vested contributions by the Company to the Employee Stock Ownership and Thrift Plan and Trust (the "ESOP").

     All Other Compensation of Messrs. Smith and Harp consists of vested contri-butions by the Company to the ESOP.


    The following table contains information concerning the grant of stock options during the year ended December 31, 1999 under the Company's Stock Option Plan to each of the named executive officers who received option grants during such year.



                                      Option Grants in Last Fiscal Year
                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                  Annual Rates of Stock
                                                                                  Price Appreciation For
                                Individual Grants                                    Option Term (3)
-------------------------------------------------------------------------------   ----------------------
                                         % of Total
                            Number of      Options
                           Securities    Granted to
                           Underlying     Employees    Exercise or
                             Options      in Fiscal    Base Price    Expiration
          Name             Granted (1)      Year       ($/Sh) (2)       Date           5%          10%
          ----            ------------   ----------    -----------   ----------   -----------  -----------

Harland C. Stonecipher         100,000        13.9%        $26.13    04/23/2004   $   722,000  $ 1,595,000
Randy Harp                      50,000         6.9          26.13    04/23/2004       361,000      797,500

-----------------


(1) All options granted to Messrs. Stonecipher and Harp during 1999 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the market price per share of the Common Stock on the date of grant. The options were immediately exercisable as of the date of grant as to one-fourth of the shares covered thereby and became exercisable in additional one-fourth increments on June 1, September 1, and December 1, 1999. The options expire if not exercised five years after the date of grant.

(2) Exercise price of the options must be paid in cash or, if the Board of Directors so permits, by tender of shares of Common Stock or other property, or by a combination of such means of payment.

(3) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation of the Company's Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.


 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                         Number of Securities            Value of
                                                        Underlying Unexercised    Unexercised In-the-Money
                                                             Options at                 Options at
                                                          December 31, 1999         December 31, 1999 (1)
                                                      --------------------------- -------------------------
                              Shares
                             Acquired        Value
           Name             on Exercise  Realized (2)  Exercisable  Unexercisable Exercisable Unexercisable
--------------------------- ----------- ------------- ------------- ------------- ----------- -------------

Harland C. Stonecipher           -             -            300,000         -    $    975,000        -
Wilburn L. Smith                 -             -             30,000         -               -        -
Randy Harp                     3,000        73,890          197,000         -       1,180,750        -

----------------------------


(1) Value  of  unexercised  in-the-money  options  at  December   31,   1999  is
    calculated based on the market price per share of Common Stock of $24.00 per share on December 31, 1999 less the option exercise price.

(2) Value realized is calculated based on the market price per share of Common Stock of $33.88 on the date of exercise less the option price.

Employment Contracts and Termination of Employment and Change-in-Control
 Arrangements

         The Company has an employment agreement with Mr. Stonecipher that commenced in January 1993, and, unless sooner terminated, expires on June 30, 2003. Under the terms of the employment agreement, Mr. Stonecipher is to receive compensation as determined by the Board of Directors but not less than $157,750 per year. In addition to his annual salary, Mr. Stonecipher also is entitled to receive a supplemental retirement benefit in the amount of $26,000 per year payable on the first day of the month following his termination of employment and annually thereafter until the earlier of his death or the date upon which ten such payments have been made. Mr. Stonecipher must meet certain minimal conditions subsequent to the termination of his employment in order to receive such payments. The Company's obligation pursuant to the employment agreement is subject to the continuation of a certain split dollar life insurance agreement between the Company and Shirley A. Stonecipher, Mr. Stonecipher's wife, described below. If the Company terminates the employment agreement for any reason (other than Mr. Stonecipher's death) or Mr. Stonecipher terminates the agreement for certain specified events including a change of control of the Company (as defined in the agreement), the Company is required to pay Mr. Stonecipher a lump sum payment equal to the present value (using a 3% discount rate) of the remaining salary and retirement benefits throughout the term of the contract.

         Pursuant to an agreement with the Company, Mr. Stonecipher is also entitled to an override commission, payable monthly, in an amount equal to $.025 per active membership as compensation for his efforts in assisting in the growth and development of new production for the Company and its subsidiaries. The agreement provides that the amount of the commissions shall in no event exceed $20,000 per month. The payment of such commissions to Mr. Stonecipher continues during his lifetime. The agreement requires that Mr. Stonecipher devote reasonable efforts to the generation of new membership sales for the Company. The amounts paid to Mr. Stonecipher under this agreement during the fiscal year ended December 31, 1999 are reflected in the summary compensation table set forth above. Mr. Stonecipher has deferred payments under this agreement of $381,317 at December 31, 1999. Mr. Stonecipher also receives a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee for the Company. See "Certain Relationships and Related Transactions." Such amounts paid to Mr. Stonecipher are also reflected in the summary compensation table set forth above.

         Commencing in January 1997, the Company implemented its "Fast Start to Success" program pursuant to which electing marketing associates may participate in Company-sponsored sales training programs, including use of a video and other training aides developed by the Company. The cost to each marketing associate for participation in the program is $249. Mr. Stonecipher receives a payment of $10 for each marketing associate who participates in the program. Such amounts paid to Mr. Stonecipher in connection with the "Fast Start to Success" program are reflected in the summary compensation table set forth above.

         In July 1984, the Company entered into a life insurance arrangement with Shirley A. Stonecipher, Mr. Stonecipher's wife, whereby the Company agreed to pay premiums on a life insurance policy covering Mr. Stonecipher. The face amount of the policy is $600,000 and Mrs. Stonecipher is the owner and beneficiary. Mrs. Stonecipher has an agreement with the Company whereby upon Mr. Stonecipher's death, the proceeds of the policy will be paid to the Company in an amount sufficient to reimburse premiums paid to date by the Company and any supplemental retirement payments made pursuant to his employment contract. This agreement is secured by a collateral assignment of the policy proceeds.


Board of Director Interlocks and Insider Participation in Executive Compensation
 Decisions

         The Board of Directors of the Company is responsible for establishing compensation of Harland C. Stonecipher, Chairman and Chief Executive Officer of the Company. Mr. Stonecipher establishes the cash compensation of all other executive officers. The Board of Directors does not have a standing compensation committee. Since Mr. Stonecipher's cash compensation for 1999 was determined pursuant to his employment agreement and other arrangements with the Company approved by the Board of Directors prior to 1999, the Board of Directors did not have any deliberations during 1999 relating to Mr. Stonecipher's cash compensation for such year. However, during 1999, the Board of Directors approved the grant of stock options to Mr. Stonecipher and Randy Harp and Kathleen S. Pinson, each executive officers and directors of the Company, for the purchase of 100,000, 50,000 and 5,000 shares, respectively, under the Company's Stock Option Plan. Messrs. Stonecipher, Smith and Harp and Ms. Pinson participated in the deliberations of the Board of Directors with respect to such stock option grants.


Report On Executive Compensation

         As previously indicated, the Board of Directors of the Company (the "Board") is responsible for establishing compensation of Harland C. Stonecipher, the Chairman and Chief Executive Officer. Mr. Stonecipher is responsible for establishing the cash compensation of all other executive officers including, as applicable, the negotiation of employment contracts with executive officers. The Board does not have a standing compensation committee. The Company's compensation of executives is established to provide reasonable base salaries and other compensation in the form of cash and equity incentive compensation opportunities that are linked to performance of the Company and increases in shareholder value.

         The base salary of Mr. Stonecipher for 1999 was as provided in his employment agreement with the Company entered into in 1993. The principal terms of his employment agreement are described elsewhere herein. See "Executive Compensation and Other Information - Employment Contracts and Termination of Employment and Change-in-Control Arrangements." The level of base salary for Mr. Stonecipher in the employment agreement was determined through negotiations with Mr. Stonecipher at the time the employment agreement was entered into and the base salaries of the other executive officers of the Company for 1999 were determined by Mr. Stonecipher based upon his assessment of the respective executive officer's performance and potential contribution to the Company's financial and operational objectives.

         Pursuant to his employment agreement, Mr. Stonecipher receives a monthly override commission of $0.025 per active membership, subject to certain limitations, and a portion of the annualized commission revenue of PPL Agency, Inc., which is owned by Mr. Stonecipher as a nominee of the Company. During
1999, Mr. Stonecipher received $259,960 pursuant to these commission-based incentive compensation arrangements. These arrangements foster the goals of the Company's compensation policy by linking a significant portion of the chief executive officer's annual compensation to the level of revenues derived from active memberships, thereby creating strong financial incentives to the chief executive officer for the continued growth of the Company's membership base. During 1999, new membership sales increased 34% to 525,352 compared to 391,827 during 1998, and active memberships in force of 827,979 at December 31, 1999 increased 37% compared to 603,017 memberships in force at December 31, 1998. Since 1993 the Company's active membership base has grown by an average of 35% per year and earnings per share has grown from $.01 per share to $1.67 per share for 1999.

         During 1997, the Company implemented its "Fast Start to Success" program. The "Fast Start to Success" program is a Company-sponsored field training program for the Company's marketing associates that utilizes audios, video and other training aides developed by the Company and is designed to
increase  new  memberships   sold  and  new  sales   associates   recruited  per
participating associate. Participating associates are required to pay the Company a one-time training fee to offset the Company's direct and indirect costs incurred in developing and maintaining the program. Mr. Stonecipher receives a payment from the Company of $10 for each marketing associate who participates in the "Fast Start to Success" program. Such payments totaled $687,760 during 1999. Mr. Stonecipher was instrumental in the conception and development of the program, which the Board believes has enhanced the Company's marketing efforts and contributed to the growth of new membership sales during 1999. Mr. Stonecipher's compensation in connection with the program represents another element in the Company's incentive compensation policy designed to link significant portions of the chief executive officer's compensation with growth in the Company's membership base.

         The Company maintains a Stock Option Plan (the "Plan") pursuant to which the Board may grant options to purchase Common Stock to directors and employees of the Company, including the executive officers. The exercise price of options granted under the Plan may not be less than the fair market value per share of Common Stock on the date of grant. In authorizing option awards under the Plan to executive officers, the Board considers various factors including the recommendation of the Chairman, the relative responsibilities of the optionee, the Board's subjective evaluation of the optionee's performance, and the optionee's relative equity interest in the Company in the form of stock and options. The Board granted options during 1999 to the Company's executive officers as follows: Harland C. Stonecipher - 100,000; Randy Harp - 50,000 and Kathleen S. Pinson - 5,000. The Board considers stock options to be an important element of the Company's incentive compensation policies and anticipates that additional options will be granted to certain executive officers during 2000.

         The preceding report is presented by each of the current members of the Board of Directors.

  Harland C. Stonecipher         Wilburn L. Smith          Martin H. Belsky
    Kathleen S. Pinson           David A. Savula             John W. Hail
  Shirley S. Stonecipher        Peter K. Grunebaum            Randy Harp


Shareholder Return Performance Graph

         The following graph compares the cumulative total shareholder returns of the Company's Common Stock during the five years ended December 31, 1999 with the cumulative total shareholder returns of the Russell 2000 Index and a selected peer group. The peer group consists of companies principally engaged in activities within the Standard Industrial Classification Code applicable to the activities of the Company (Insurance Carriers Not Elsewhere Classified) and includes the following companies: American Annuity Group, Inc.; E. W. Blanch Holdings, Inc.; Enhance Financial Services Group, Inc.; Financial Security Assurance Holdings LTD.; Foundation Health Systems, Inc. Class A; Hallmark Financial Services, Inc. and Horace Mann Educators Corporation. The Company has selected this peer group primarily because there are no comparable issuers with publicly traded securities that are engaged principally in the development, underwriting and marketing of prepaid legal service plans. The comparison assumes an investment of $100 on January 1, 1995 in each of the Company's Common Stock, the Russell 2000 Index and the peer group and that any dividends were reinvested.

                 Comparison of Cumulative Total Return of Company,
                        Russell 2000 Index and Peer Group

                              [GRAPH APPEARS HERE]

=============================================================================================
                                                      FISCAL YEAR ENDING
       COMPANY                      1994      1995       1996      1997       1998      1999
       -------                      ----      ----       ----      ----       ----      ----

PRE-PAID LEGAL SERVICES, INC.      100.00    518.75     912.50   1709.38    1650.00   1200.00
RUSSELL 2000 INDEX                 100.00    128.44     149.77    183.23     178.09    212.98
PEER GROUP                         100.00    127.42     147.30    211.97     219.00    180.26
=============================================================================================

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company by each person (other than directors and executive officers of the Company) known by the Company to be the beneficial owner of more than five percent of the issued and outstanding Common Stock. The information is based on Schedules 13D or 13G filed by the applicable beneficial owner with the Securities and Exchange Commission.

                 Security Ownership of Certain Beneficial Owners

                                                        Beneficial Ownership
                                                     --------------------------
                                                         Number        Percent
                                                            of           of
 Name and Address of Beneficial Owner                     Shares        Class
 ------------------------------------                ---------------- ---------
Thomas W. Smith
  323 Railroad Avenue
  Greenwich, CT  06830.....................            3,390,201  (1)    15.0

Thomas N. Tryforos
  323 Railroad Avenue
  Greenwich, CT  06830.....................            2,501,243  (1)    11.1
---------------------
(1) Included in the shares of Common Stock indicated as beneficially owned by Thomas W. Smith ("Smith") and Thomas N. Tryforos ("Tryforos") are 2,459,000 shares as to which they have shared voting and shared dispositive power. These shares are beneficially owned by Smith and Tryforos in their respective capacities as investment managers of certain managed accounts and are included in the respective beneficial ownership totals of both Smith and Tryforos. In addition, Smith beneficially owns 931,201 shares of Common Stock as to which he has sole voting and dispositive power and Tryforos beneficially owns 42,243 shares of Common Stock as to which he has sole voting and dispositive power.

         The following table sets forth certain information concerning the beneficial ownership of shares of Common Stock of the Company as of March 15, 2000 by (a) each director of the Company, (b) each of the named executive officers, and (c) all of the directors and executive officers of the Company as a group.

             Security Ownership of Directors and Executive Officers

                                                                Beneficial Ownership (1)
                                                              -----------------------------
                                                                     Number       Percent
                                                                        of           of
    Name of Director or Executive Officer                             Shares        Class
    -------------------------------------                     -------------------- --------
Harland C. Stoneicpher
 321 East Main Street
 Ada, Oklahoma 74820..........................................   1,367,033 (2)(3)     6.0
Randy Harp....................................................     230,765   (4)       *
Wilburn L. Smith..............................................     113,186   (5)       *
Kathleen S. Pinson............................................      64,161   (6)       *
Peter K. Grunebaum............................................      54,400   (7)       *
John W. Hail..................................................      24,375   (8)       *
David A. Savula...............................................      70,278   (9)       *
Martin H. Belsky..............................................      19,350  (10)       *
Shirley A. Stonecipher........................................   1,071,725 (2)(11)    4.8
All directors and executive officers as a group (9 persons)...   1,943,548  (12)      8.4

--------------------
* Less than 1%.

(1) Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) Harland C. Stonecipher and Shirley A. Stonecipher are husband and wife. Included in the shares of Common Stock indicated as beneficially owned by Mr.and Mrs. Stonecipher are 1,049,225 shares as to which they have shared voting and shared dispositive power.

(3) Includes 17,808 shares owned under the ESOP as to which Mr. Stonecipher has sole voting power, but shared dispositive power, and 300,000 shares issuable upon exercise of outstanding options.

(4) Includes 15,765 shares owned under the ESOP as to which Mr. Harp has sole voting power, but shared dispositive power, and 197,000 shares issuable upon exercise of outstanding options.

(5) Includes 33,695 shares owned under the ESOP as to which Mr. Smith has sole voting power, but shared dispositive power, and 30,000 shares issuable upon exercise of outstanding options.

(6) Includes 18,166 shares owned under the ESOP as to which Ms. Pinson has sole voting power, but shared dispositive power, and 7,500 shares issuable upon the exercise of outstanding options. Also, includes 2,588 shares owned under the ESOP by Ms. Pinson's husband, also an employee of the Company, as to which he has sole voting power, but shared dispositive power. Ms. Pinson disclaims beneficial ownership of shares that are owned by her husband.

(7)    Includes 42,500 shares issuable upon exercise of outstanding options.

(8) Includes 500 shares owned by a corporation that Mr. Hail controls and 22,500 shares issuable upon exercise of outstanding options.

(9)    Includes 30,000 shares issuable upon exercise of outstanding options.

(10)   Includes 19,000 shares issuable upon exercise of outstanding options.

(11) Includes 22,500 shares issuable upon exercise of outstanding options but does not include the shares beneficially owned by Mr. Stonecipher described in Note (3) above as to which Mrs. Stonecipher shares neither voting nor dispositive power, and Mrs. Stonecipher disclaims beneficial ownership of such shares.

(12) Includes 648,500 shares issuable upon exercise of outstanding options and 89,722 shares owned under the ESOP as to which the respective executive officers and directors have sole voting power, but shared dispositive power.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Harland C. Stonecipher, Chairman of the Board of Directors and Chief Executive Officer of the Company, owns all of the outstanding shares of PPL Agency, Inc. ("Agency") as a nominee for the Company. Any income of Agency accrues to the Company and the Company has agreed to indemnify and hold harmless Mr. Stonecipher for any personal losses as a result of his ownership of Agency.

         Agency's financial position and results of operations are included in the Company's financial statements on a combined basis. Agency earned commissions, net of amounts paid directly to its agents by the underwriter, during 1999 and 1998 of $121,000 and $119,000, respectively, through its sales of insurance products of an unaffiliated company. Annual management fees paid to the Company in 1999 and 1998 were $36,000 in each year. Agency had a net loss for the years ended December 31, 1999 and 1998 of $18,148 and $10,694, respectively, after the payment of commissions to Mr. Stonecipher of $49,000 and $47,000, respectively.

         Mr. Stonecipher and Shirley A. Stonecipher own Stonecipher Aviation LLC ("SA"). The Company has agreed to reimburse SA for certain expenses pertaining to trips made by Company personnel for Company business purposes using aircraft owned by SA. Such reimbursement represents the pro rata portion of direct operating expenses, such as fuel, maintenance, pilot fees and landing fees, incurred in connection with such aircraft based on the relative number of flights taken for Company business purposes versus the number of other flights during the applicable period. No reimbursement is made for depreciation, capital expenditures or improvements relating to such aircraft. During 1999 and 1998, the Company paid $276,000 and $279,000, respectively, to SA as reimbursement for such transportation expenses.

         Wilburn L. Smith, President and a director of the Company, has loans from the Company made in December 1992, December 1996 and October, 1998. The largest aggregate balance of the loans during the year ended December 31, 1999 was $511,000. The outstanding balance of the loans as of December 31, 1999 was $510,745. The loans bear annual interest at the rate of 3% in excess of the prime rate, adjusted on January 1 of each year, and are secured by Mr. Smith's commissions from the Company. Mr. Smith also owns corporations or partnerships not affiliated with the Company but engaged in the marketing of the Company's legal service memberships and which earn commissions from sales of memberships. These entities earned commissions, net of amounts passed through as commissions to their sales agents, during 1999 and 1998 of $14,000 and $39,000, respectively.

         John W. Hail, a director of the Company, served as Executive Vice President, Director and Agency Director of the Company from July 1986 through May 1988 and also served as Chairman of the Board of Directors of TVC Marketing, Inc., which was the exclusive marketing agent of the Company from April 1984 through September 1985. Pursuant to agreements between Mr. Hail and the Company entered into during the period in which Mr. Hail was an executive officer of the Company, Mr. Hail receives override commissions from renewals of certain memberships initially sold by the Company during such period. During 1999 and 1998, such override commissions on renewals totaled $90,839 and $93,867, respectively. Mr. Hail also owns interests ranging from 12% to 100% in corporations not currently affiliated with the Company, including TVC Marketing, Inc., but which were engaged in the marketing of the Company's legal service memberships and which earn renewal commissions from memberships previously sold. These entities earned renewal commissions, net of amounts passed through as commissions to their sales agents, during 1999 and 1998 of $301,021 and $284,344, respectively.

         David A. Savula, a director of the Company, is actively engaged as an independent contractor in the marketing of the Company's legal service memberships. During 1999 and 1998, Mr. Savula received from the Company $815,460 and $651,215, respectively, pursuant to a previous agreement with the Company providing for the payment to Mr. Savula of override commissions and other fees with respect to commissions earned by, and new sales associate sponsorships within, the Company's multilevel marketing sales force.


                COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons during 1999. Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that during 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met, except as described below.

         Randy Harp, Chief Financial Officer and Chief Operating Officer and a director of the Company, inadvertently failed to file a required report relating to the acquisition of 3,000 shares of Common Stock pursuant to the exercise of previously reported options to purchase Common Stock. An appropriate filing was made upon the discovery of these filing delinquencies.


                                     VOTING

Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock which are present in person or represented by proxy at the Annual Meeting is required to approve the amendment and restatement of the Stock Option Plan. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

         Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies which are marked "abstain" on the proposal to approve the amendment of the Stock Option Plan will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with regard to the approval of the amendment of the Stock Option Plan will have the same effect as if the shares represented thereby were voted against approval. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

         Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company engaged Deloitte & Touche LLP as its independent accountants in September 1994. Deloitte & Touche LLP served as the Company's independent accountants for the year ended December 31, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                          ANNUAL REPORT TO SHAREHOLDERS

         The Company's Annual Report to Shareholders for the year ended December 31, 1999, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.


                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

         A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission is available without charge to any shareholder of the Company who requests a copy in writing from the Company, Attn.: Janice Stinson, Investor Relations, P.O. Box 145, Ada, Oklahoma 74821-0145.

                            PROPOSALS OF SHAREHOLDERS

The Board of Directors will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. Such proposals must comply with the applicable requirements of the Securities and Exchange Commission and the Company's bylaws. Under the Company's bylaws, a notice of intent of a shareholder to bring any matter before a meeting shall be made in writing and received by the Secretary of the Company not more than 150 days and not less than 90 days in advance of the annual meeting or, in the event of a special meeting of shareholders, such notice shall be received by the Secretary of the Company not later than the close of the fifteenth day following the day on which notice of the meeting is first mailed to shareholders. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter; (b) a representation that the shareholder is a registered holder of the Company's voting stock and intends to appear in person or by proxy at the meeting to bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the Board of Directors of the Company; and (d) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as a director of the Company, if elected. All shareholder proposals should be sent to the Secretary of the Company at P.O. Box 145, Ada, Oklahoma 74821-0145.

         A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in the Company's proxy statement relating to the 2001 Annual Meeting must be received no later than December 1, 2000. To be considered for presentation at the 2001 Annual
Meeting, although not included in the Proxy Statement for such meeting, a proposal must be received within the time period set forth in the Company's bylaws as described above. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2001 Annual Meeting unless the Company is provided with notice of such proposal no later than February 15, 2001.


                                  OTHER MATTERS

         The Board of Directors of the Company does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of the Board of Directors of the Company.

                                  PROXY

                       PRE-PAID LEGAL SERVICES, INC.
                   Proxy Solicited on Behalf of the Board
               of Directors Annual Meeting of the Shareholders
                     to be held on Friday, May 12, 2000

         The undersigned shareholder of Pre-Paid Legal Services, Inc., an Oklahoma corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 31, 2000, and hereby appoints Harland C. Stonecipher and Randy Harp, or either of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of the Company, to be held in the Seminar Center at Pontotoc Area VoTech School at 601 West 33rd Street in Ada, Oklahoma, on Friday, May 12, 2000, at 1:00 p.m., local time, and at any adjournment thereof, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

    (1)  Election of directors:

             ____     FOR all nominees listed below (except as indicated).


             ____     WITHHOLD AUTHORITY to vote for all nominees listed below.

         If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.

    Kathleen S. Pinson           David A. Savula             John W. Hail

         (2) Approval of amendment to increase number of shares under Stock Option Plan.

____    FOR                     ____     AGAINST                ____     ABSTAIN

         (3) In their discretion, upon such matters as may properly come before the meeting or any adjournment or adjournments thereof.

   PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL LISTED IN ITEM 2. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT FOR ELECTION AS A DIRECTOR IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEES AS THE BOARD MAY RECOMMEND.

                                      DATED:   ___________________________, 2000

                                               ________________________________
                                               Printed Name(s) of Shareholder(s)
                             Signature(s):     ________________________________

                                               ________________________________

(Please  sign  exactly  as name  appears on the proxy  card.  If shares are held
jointly,   each  holder  should  sign.  When  signing  as  attorney,   executor,
administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person).